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EXHIBIT 99.3

GABLES REALTY LIMITED PARTNERSHIP

LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS
REGARDING

OFFER TO EXCHANGE

5.86% SENIOR NOTES DUE 2009 FOR ANY AND ALL
OUTSTANDING 5.86% SENIOR NOTES DUE 2009
AND
6.10% SENIOR NOTES DUE 2010 FOR ANY AND ALL
OUTSTANDING 6.10% SENIOR NOTES DUE 2010

        The Exchange Offer and Withdrawal Rights will expire at 5:00 p.m., New York City time, on                        , 2003 unless the offer is extended. Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

        To Registered Holders and The Depository Trust Company ("DTC") Participants:

        Gables Realty Limited Partnership, a Delaware limited partnership (the "Company"), is offering to exchange, upon the terms and subject to the conditions set forth in the Prospectus dated                         , 2003 (the "Prospectus") and the accompanying Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Exchange Offer"), up to $30 million aggregate principal amount of its 5.86% Senior Notes due 2009 and up to $10 million aggregate principal amount of its 6.10% Senior Notes due 2010 which have been registered under the Securities Act of 1933, as amended (collectively, the "Exchange Notes"), for like principal amounts of 5.86% Senior Notes due 2009 and 6.10% Senior Notes due 2010 (collectively, the "Outstanding Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Exchange Notes will not be subject to restrictions on transfer.

        For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee as quickly as possible, enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2003

  2.
  Letter of Transmittal for your use and for the information of your clients

  3.
  Notice of Guaranteed Delivery

  4.
  Letter which may be sent to your clients for whose account you hold Outstanding Notes or book-entry interests representing Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

        Your prompt action is required. Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on                        , 2003, unless extended. Please furnish copies of the enclosed materials to your clients as quickly as possible.

        To participate in the Exchange Offer, a beneficial holder must either (a) complete, sign and date the Letter of Transmittal and deliver it to Wachovia Bank, National Association (the "Exchange Agent"), at the address set forth in the Letter of Transmittal, and either (i) deliver to the Exchange Agent certificates representing the registered Outstanding Notes in proper form for transfer, or (ii) cause a DTC Participant to make book-entry delivery of the Outstanding Notes; or (b) cause a DTC Participant to tender such holder's Outstanding Notes to the Exchange Agent's account maintained at DTC for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal (an "Agent's Message"). By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

        Holders who wish to tender their Outstanding Notes and (A) whose Outstanding Notes are not immediately available or (B) who cannot deliver their Outstanding Notes, the Letter of Transmittal or an Agent's Message and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer—Procedures for Tendering Outstanding Notes" in the Prospectus.

        Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will make certain representations to the Company. The enclosed "Instruction to Registered Holder or DTC Participant from Beneficial Owner" form contains an authorization by the beneficial owners of Outstanding Notes for you to make such representations.

        The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

        Except for customary fees the Company has agreed to pay the Exchange Agent, the Company will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 9 of the enclosed Letter of Transmittal.

        Additional copies of the enclosed materials may be obtained from Wachovia Bank, National Association, at the following address: 1525 West W.T. Harris Blvd., Charlotte, NC 28262.

                      Very truly yours,

                      GABLES REALTY LIMITED PARTNERSHIP

        Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Gables Realty Limited Partnership or Wachovia Bank, National Association, or authorize you or any other person to use any document or make any statement or representation on their behalf in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained therein.

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EXHIBIT 99.3
GABLES REALTY LIMITED PARTNERSHIP LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS REGARDING OFFER TO EXCHANGE 5.86% SENIOR NOTES DUE 2009 FOR ANY AND ALL OUTSTANDING 5.86% SENIOR NOTES DUE 2009 AND 6.10% SENIOR NOTES DUE 2010 FOR ANY AND ALL OUTSTANDING 6.10% SENIOR NOTES DUE 2010